UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 26, 2012

IRON MOUNTAIN INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

745 Atlantic Avenue, Boston, Massachusetts	02111
(Address of Principal Executive Offices)	(Zip Code)

(617) 535-4766

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

On October 11, 2012, Iron Mountain Incorporated (the “Company”) announced the declaration by its Board of Directors of a special dividend of $700.0 million (the “Special Dividend”) on its shares of common stock, par value $0.01 per share (the “Common Stock”), payable in either Common Stock or cash to, and at the election of, the stockholders of record as of October 22, 2012 (the “Record Date”).  The Company expects to pay the Special Dividend on November 21, 2012.

As of the Record Date, the Company had approximately 172.4 million shares of Common Stock outstanding.  Based on such amount, the Special Dividend is valued at approximately $4.06 per share of Common Stock. Stockholders will have the right to elect, prior to November 14, 2012 (the “Election Deadline”), to be paid their pro rata portion of the Special Dividend all in Common Stock (a “Share Election”) or all in cash (a “Cash Election”); provided, however, that the total amount of cash payable to all stockholders in the Special Dividend will be limited to a maximum of $140.0 million, not including cash in lieu of fractional shares of Common Stock, with the balance of the Special Dividend to be paid in the form of shares of Common Stock.

Computershare Shareowner Services LLC, as the Company’s election agent, on October 24, 2012, distributed election materials, including an election form and a document containing information regarding the Special Dividend (the “Accompanying Materials”), to the holders of record as of the Record Date. A copy of the Accompanying Materials, which contains descriptions of, and additional information relating to, the Special Dividend, the Share Election and the Cash Election, is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits

99.1	Accompanying Materials Regarding the Special Dividend. (Filed herewith.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRON MOUNTAIN INCORPORATED

	By:	/s/ Ernest W. Cloutier
	Name:	Ernest W. Cloutier
	Title:	Executive Vice President and General Counsel

Date: October 26, 2012